Exhibit 99.1

NEWS

Georgia Gulf Reports Third Quarter 2011 Financial Results

ATLANTA— November 2, 2011 — Georgia Gulf Corporation (NYSE: GGC) today announced financial results for its third quarter ended September 30, 2011.

The company reported net sales of $929.6 million for the third quarter of 2011, 23 percent higher than the net sales of $758.0 million reported for the third quarter of 2010.  Georgia Gulf reported net income of $34.4 million, or $0.99 per diluted share, for the third quarter of 2011, compared to net income of $25.0 million, or $0.72 per diluted share, for the same quarter of the previous year.  Net income for the third quarter of 2011 was positively impacted by an $8.1 million release of tax reserves related to Royal Group prior to its acquisition by Georgia Gulf in 2006.

“Our operating income of $126.6 million in the first three quarters of 2011 was 57 percent higher than the same period in 2010,” said Paul Carrico, president and chief executive officer.  “Earlier this year we increased our adjusted EBITDA guidance based on an expectation that global macroeconomic conditions would improve.  However, North American building and construction markets remain sluggish, and the softness in the global economy has continued to pressure margins and export demand for our products into the fourth quarter of 2011.  Additionally, falling benzene and propylene prices caused inventory write-downs in our aromatics segment that further reduced earnings.

“With this backdrop, we are revising our guidance to $245-255 million of adjusted EBITDA in 2011, which is the bottom half of our original guidance in 2011.  This is an 18 to 22 percent improvement over our performance in 2010,” Carrico said. “In addition, our strong cash generation will allow us to reduce long term debt by approximately $82 million in 2011.

“Longer term, we are confident that our integrated chemicals and building products business is well positioned to take advantage of the eventual recovery in the economy and housing, as well as the continued competitive advantage that comes from our access to low-cost, domestic natural gas,” Carrico said.

Chlorovinyls

In the Chlorovinyls segment, third quarter 2011 net sales increased to $347.2 million from $316.7 million during the third quarter of 2010. The segment posted operating income of $46.3 million, compared to operating income of $46.1 million for the same quarter in the prior year.  The increase in net sales and operating income was primarily due to higher caustic soda and vinyl resin sales prices compared to the third quarter of 2010, mostly offset by lower sales volumes.

Building Products

In the Building Products segment, net sales were $262.5 million for the third quarter of 2011, increasing 18 percent (14 percent on a constant currency basis) compared to $222.9 million recorded for the same quarter in the prior year.  This sales increase was primarily driven by the benefit of the sales volumes resulting from the Exterior Portfolio acquisition in February 2011.  The segment’s operating income was $14.3 million for the third quarter of 2011, compared to $5.6 million of operating income during the same quarter of the prior year. The increase in operating income was primarily due to improved conversion costs, the addition of Exterior Portfolio and lower selling, general and administrative costs, offset in part, by higher raw material costs and a less favorable geographic and product sales mix.

Aromatics

In the Aromatics segment, net sales increased to $319.9 million for the third quarter of 2011 from $218.4 million during the third quarter of 2010. The increase was primarily due to higher sales prices and sales volumes.  During the third quarter of 2011, the segment recorded operating income of $1.7 million, compared to operating income of $12.1 million during the same quarter in 2010. The decrease in operating income was primarily due to a $9.3 million inventory write-down driven by a sharp decline in benzene and propylene prices in late September and early October.  This inventory write-down more than offset the benefit of higher sales prices, higher phenol and acetone sales volumes, and higher operating rates.

Liquidity and Debt Reduction

As of September 30, 2011, the company had $45.3 million of cash on hand as well as $247.9 million of borrowing capacity available under its asset-backed loan (ABL) facility.  As of the end of the third quarter of 2011, liquidity had increased by approximately $78 million compared to the end of the second quarter of 2011 primarily due to the seasonal decrease in working capital needs of the business and operating income.

On October 20, 2011 Georgia Gulf redeemed all $41.9 million of its outstanding 2016 10.75 percent senior subordinated notes.  This is in addition to the $22.2 million balance of its 2013 and 2014 senior notes that were redeemed in early April, 2011.  Georgia Gulf expects to repay an $18.2 million note by the end of the year, for a total long term debt reduction of $82.3 million in 2011.

Conference Call

The company will discuss third-quarter financial results and business developments via conference call and webcast on Thursday, November 3, at 10:00 a.m. Eastern time.  To access the company’s third-quarter conference call, please dial (877) 312-5406 (domestic) or (706) 679-9856 (international). To access the conference call via webcast, log on to http://phx.corporate-ir.net/phoenix.zhtml?c=112207&p=irol-EventDetails&EventId=4222748.   Playbacks will be available from 1:00 p.m. Eastern time on Thursday, November 3, until 11:59 p.m. Eastern time on Saturday, November 12. Playback numbers are (855) 859-2056 (domestic) or (706) 679-9856 (international). The conference call ID number is 20607915.

About Georgia Gulf

Georgia Gulf Corporation is a leading, integrated North American manufacturer of two chemical lines, chlorovinyls and aromatics, and manufactures vinyl-based building and home improvement products. The company’s vinyl-based building and home improvement products, marketed under the Royal Building Products and Exterior Portfolio brands, include window and door profiles, mouldings, siding, pipe and pipe fittings, and deck, fence and rail products. Georgia Gulf, headquartered in Atlanta, Georgia, has manufacturing facilities located throughout North America to provide industry-leading service to customers. For more information, visit www.ggc.com.

Safe Harbor

This news release contains forward-looking statements subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws.  These forward looking statements relate to, among other things, our sales and adjusted EBITDA guidance for 2011, and expectations of future results.   Forward-looking statements are based on management’s assumptions regarding, among other things, general economic and industry-specific business conditions, as well as the execution of our business strategy, and actual results may be materially different.  Risks and uncertainties inherent in these assumptions include, but are not limited to, uncertainties regarding future prices for our products,  industry capacity levels for our products, raw materials and energy costs and availability, feedstock availability and prices, changes in governmental and environmental regulations, the adoption of new laws or regulations that may make it more difficult or expensive to operate our businesses or manufacture our products, our ability to generate sufficient cash flows from our business, future economic conditions in the specific industries to which our products are sold, global economic conditions, the effectiveness of certain previously disclosed and recently implemented changes to our internal control over financial reporting, our ability to successfully integrate and execute our business plans for acquisitions and other factors discussed in the Securities and Exchange Commission filings of Georgia Gulf Corporation from time to time, including our Annual Report on Form 10-K for the year ended December 31, 2010 and subsequent quarterly reports on Form 10-Q.

Use of Non-GAAP Measures

Georgia Gulf supplements its financial statements prepared in accordance with Generally Accepted Accounting Principles (GAAP) with adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation, and Amortization, as well as cash and non-cash restructuring charges and certain other charges, if any, related to financial restructuring and business improvement initiatives, gains on substantial modification of debt and sales of certain assets, certain purchase accounting and certain non-income tax reserve adjustments, and goodwill, intangibles, and other long-lived asset impairments) because investors commonly use adjusted EBITDA as a main component of valuation analysis of cyclical companies such as Georgia Gulf.  Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to net income as a measure of performance or to cash provided by operating activities as a measure of liquidity. In addition, our calculation of adjusted EBITDA may be different from the calculation used by other companies and, therefore, comparability may be limited.

A reconciliation of 2011 adjusted EBITDA guidance to 2011 net income determined in accordance with GAAP is included in the table below.

2011 Adjusted EBITDA Guidance to Net Income Reconciliation

($ millions, as estimated)
2011 Adjusted EBITDA Guidance	$245-255
Depreciation and Amortization	104
Restructuring and Other	6
Interest Expense	67
Tax Expense (20% rate assumed)	14-16
Net Income	$54-62

CONTACTS:

Investor Relations

Martin Jarosick

(770) 395-4524

Media

Alan Chapple

(770) 395-4538

chapplea@ggc.com

Georgia Gulf Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
(In thousands, except par value and share data)	2011	2010
Assets
Cash and cash equivalents	$45,310	$122,758
Receivables, net of allowance for doubtful accounts of $5,425 at 2011 and $10,026 at 2010	411,929	267,662
Inventories	360,734	261,235
Prepaid expenses	15,773	16,606
Income tax receivable	556	899
Deferred income taxes	9,223	7,266
Total current assets	843,525	676,426
Property, plant and equipment, net	641,028	653,137
Goodwill	210,512	209,631
Intangible assets, net	47,499	14,351
Deferred income taxes	5,845	8,078
Other assets, net	86,329	104,078
Total assets	$1,834,738	$1,665,701

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$66,384	$22,132
Accounts payable	265,467	132,639
Interest payable	12,797	22,558
Income taxes payable	4,296	2,910
Accrued compensation	24,114	38,382
Liability for unrecognized income tax benefits and other tax reserves	816	8,822
Other accrued liabilites	63,101	48,536
Total current liabilities	436,975	275,979
Long-term debt	633,285	667,810
Liability for unrecognized income tax benefits	34,314	46,884
Deferred income taxes	187,721	189,805
Other non-current liabilities	40,989	40,631
Total liabilities	1,333,284	1,221,109
Commitments and contingencies
Stockholders’ equity:
Preferred stock - $0.01 par value; 75,000,000 shares authorized; no shares issued	—	—
Common stock - $0.01 par value; 100,000,000 shares authorized; issued and outstanding: 34,236,402 at 2011 and 33,962,291 at 2010	342	340
Additional paid-in capital	479,767	476,276
Accumulated other comprehensive loss, net of tax	(7,914)	(210)
Retained earnings (deficit)	29,259	(31,814)
Total stockholders’ equity	501,454	444,592
Total liabilities and stockholders’ equity	$1,834,738	$1,665,701

Georgia Gulf Corporation and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands, except per share data)	2011	2010	2011	2010
Net sales	$929,636	$758,042	$2,549,284	$2,125,198
Operating costs and expenses:
Cost of sales	831,808	661,238	2,292,761	1,926,387
Selling, general and administrative expenses	43,412	43,442	130,080	117,894
Restructuring expense (income)	1	136	(123)	271
Total operating costs and expenses	875,221	704,816	2,422,718	2,044,552
Operating income	54,415	53,226	126,566	80,646
Interest expense, net	(16,703)	(17,333)	(50,092)	(52,592)
Loss on early redemption of debt	—	—	(1,100)	—
Foreign exchange gain (loss)	160	116	(780)	(318)
Income before income taxes	37,872	36,009	74,594	27,736
Provision for income taxes	3,514	11,051	13,521	119
Net income	$34,358	$24,958	$61,073	$27,617

Earnings per share:
Basic	$0.99	$0.72	$1.75	$0.79
Diluted	$0.99	$0.72	$1.75	$0.79

Weighted average common shares:
Basic	34,165	33,894	34,036	33,779
Diluted	34,211	33,894	34,065	33,779

GEORGIA GULF CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2011	2010	2011	2010
Cash flows from operating activities:
Net income	$34,357	$24,958	$61,073	$27,617
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	26,463	25,411	78,305	75,521
Loss on early redemption of debt	—	—	1,100	—
Foreign exchange loss (gain)	809	(386)	724	(431)
Deferred income taxes	(507)	11,112	4,686	6,049
Excess tax benefits from share based payment arrangements	(3,490)	(742)	(3,555)	(4,001)
Long lived asset impairment charges and loss on sale of assets	—	—	—	591
Stock based compensation	1,180	888	5,485	2,436
Other non-cash items	(3,710)	323	(2,478)	5,853
Change in operating assets, liabilities and other	37,541	(29,038)	(125,135)	(75,116)
Net cash provided by operating activities	92,643	32,526	20,205	38,519
Cash flows from investing activities:
Capital expenditures	(20,555)	(11,017)	(44,247)	(31,799)
Proceeds from sale of property, plant and equipment	174	54	326	1,603
Acquisition, net of cash acquired	252	—	(71,371)	—
Net cash used in investing activities	(20,129)	(10,963)	(115,292)	(30,196)
Cash flows from financing activities:
Repayments on asset based lending revolver	(211,921)	(177,708)	(415,567)	(481,209)
Borrowings on asset based lending revolver	138,300	158,636	452,505	472,208
Repayment of long-term debt	—	(7)	(22,917)	(33)
Fees paid to amend or issue debt facilities	—	—	(1,480)	(3,185)
Excess tax benefits from share based payment arrangements	3,490	742	3,555	4,001
Stock compensation plan activity	—	—	39	(145)
Net cash (used in) provided by financing activities	(70,131)	(18,337)	16,135	(8,363)
Effect of exchange rate changes on cash and cash equivalents	1,241	261	1,504	(107)
Net change in cash and cash equivalents	3,624	3,487	(77,448)	(147)
Cash and cash equivalents at beginning of period	41,686	35,163	122,758	38,797
Cash and cash equivalents at end of period	$45,310	$38,650	$45,310	$38,650

GEORGIA GULF CORPORATION AND SUBSIDARIES

SEGMENT INFORMATION

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In Thousands)	2011	2010	2011		2010

Segment net sales:
Chlorovinyls	$347,195	$316,749	$997,177		$905,271
Building Products	262,535	222,907	694,195		619,207
Aromatics	319,906	218,386	857,912		600,720
Net Sales	$929,636	$758,042	$2,549,284		$2,125,198

Segment operating income (loss):
Chlorovinyls	$46,261	$46,137	$121,826		$73,681
Building Products	14,313	5,567	19,138	(1)	20,632
Aromatics	1,689	12,072	14,024		13,935
Unallocated corporate	(7,848)	(10,550)	(28,422)		(27,602)
Total operating income	$54,415	$53,226	$126,566		$80,646

(1)                                  Includes $3.0 million of acquisition deal costs and inventory purchase accounting adjustment, offset by $3.6 million reversal of non-income tax reserve

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